Exhibit 3

AGIOS PHARMACEUTICALS, INC.

SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

Dated as of April 14, 2010

TABLE OF CONTENTS

Page

-i-

TABLE OF CONTENTS

(continued)

-ii-

EXHIBITS:

Exhibit A –	Second Amended and Restated Certificate of Incorporation

Exhibit B –	Amended and Restated Investor Rights Agreement

Exhibit C –	Amended and Restated Stockholders’ Voting Agreement

Exhibit D –	Amended and Restated Right of First Refusal and Co-Sale Agreement

Exhibit E –	Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

Exhibit F –	Legal Opinion

-iii-

AGIOS PHARMACEUTICALS, INC.

SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

This Agreement (“Agreement”) dated as of April 14, 2010 is entered into by and among Agios Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Celgene Corporation, a Delaware corporation (the “Purchaser”).

WHEREAS, the Company and the Purchaser are entering into that certain Discovery and Development Collaboration and License Agreement of even date herewith (the “Collaboration Agreement”);

WHEREAS, the Company has authorized the sale and issuance of up to an aggregate of 5,190,551 shares (the “Shares”) of Series B Preferred (as defined below);

WHEREAS, the Purchaser desires to purchase the Shares on the terms and conditions set forth herein; and

WHEREAS, the Company desires to issue and sell the Shares to the Purchaser on the terms and conditions set forth herein.

Now, therefore, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1. Authorization; Sale of Shares.

1.1 Authorization. The Company has, or before the Closing (as defined in Section 2.1) will have, duly authorized the sale and issuance, pursuant to the terms of this Agreement, of 5,190,551 shares of Series B Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred”), having the rights, privileges, preferences and restrictions set forth in the Second Amended and Restated Certificate of Incorporation attached hereto as Exhibit A (the “Restated Certificate”). The Company has, or before the Closing (as defined below) will have, adopted and filed the Restated Certificate with the Secretary of State of the State of Delaware.

1.2 Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Company will sell and issue to the Purchaser, and the Purchaser will purchase, the Shares for the purchase price of $1.70 per Share (the “Purchase Price”).

1.3 Use of Proceeds. The Company will use the proceeds from the sale of the Shares for product development and other general corporate purposes.

2. Closing.

2.1 The Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the sale and purchase of the Shares shall take place at the offices of WilmerHale, 1100 Winter Street, Suite 4650, Waltham, MA 02451 (or remotely via the exchange of documents and signatures) on the date of this Agreement (the “Closing Date”). At the Closing:

(a) The Company shall deliver to the Purchaser the Disclosure Schedule (as defined in Section 3);

(b) the Company, the Purchaser and the other parties thereto shall execute and deliver the Amended and Restated Investor Rights Agreement in the form attached hereto as Exhibit B (the “Investor Rights Agreement”);

(c) the Company, the Purchaser and the other parties thereto shall execute and deliver the Amended and Restated Stockholders’ Voting Agreement in the form attached hereto as Exhibit C (the “Voting Agreement”);

(d) the Company, the Purchaser and the other parties thereto shall execute and deliver the Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D (the “Co-Sale Agreement”);

(e) the Company shall deliver to the Purchaser certificates, as of the most recent practicable dates, (i) as to the corporate good standing of the Company issued by the Secretary of State of the State of Delaware and (ii) as to the due qualification and good standing of the Company as a foreign corporation issued by the Secretary of the Commonwealth of Massachusetts;

(f) the Company shall deliver to the Purchaser the Certificate of Incorporation of the Company, as amended and in effect as of the Closing Date (including the Restated Certificate), certified by the Secretary of State of the State of Delaware;

(g) the Company shall deliver to the Purchaser a Certificate of the Secretary of the Company attesting as to (i) the By-laws of the Company; (ii) the signatures and titles of the officers of the Company executing this Agreement or any of the other agreements to be executed and delivered by the Company at the Closing; and (iii) resolutions of the Board of Directors and stockholders of the Company, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby;

(h) WilmerHale, counsel for the Company, shall deliver to the Purchaser an opinion, dated the Closing Date, in substantially the form attached hereto as Exhibit F;

(i) the Company shall deliver to the Purchaser a certificate for the Shares registered in the name of the Purchaser; and

(j) the Purchaser shall pay to the Company, by wire transfer of immediately available funds or other method acceptable to the Company, the aggregate Purchase Price of $8,823,936.70 for the Shares.

2.2 IPO Shares.

(a) Upon the closing of the sale of shares of the Company’s Common Stock (“Common Stock”) in a firm-commitment underwritten public offering pursuant to an effective registration statement (the “Initial Public Offering”) under the Securities Act of 1933, as amended (the “Act”), the Company may elect to sell and issue to the Purchaser (the “Company’s Option”), in which case the Purchaser shall purchase, the Company IPO Shares (defined below). If the Company does not exercise the Company’s Option, the Purchaser may elect to Purchase (the “Purchaser’s Option”), in which case the Company shall sell and issue to the Purchaser, the Purchaser IPO Shares (defined below). The Company IPO Shares and the Purchaser IPO Shares are referred to herein as the “IPO Shares.” The IPO Shares will be sold by the Company and purchased by the Purchaser at a purchase price per share equal to the initial offering price to the public in the Initial Public Offering (the “IPO Price”). The IPO Shares shall, subject to the determination by the Company, with the advice of counsel, that such offer and/or sale does not violate applicable state or federal securities laws or regulations or any rule, policy or limit imposed by the U.S. Securities and Exchange Commission or its staff, the Financial Industry Regulatory Authority or its staff, any securities exchange or any other applicable regulatory body (together, the “Applicable Regulations”), be registered by the Company for sale by the underwriters to the Purchaser pursuant to the registration statement filed under the Act in connection with the Initial Public Offering. Should either the Company not be permitted to offer to the Purchaser all of the IPO Shares as an allotment in the Initial Public Offering, or the Purchaser not be able to purchase all of the IPO Shares as an allotment in the Initial Public Offering, in either case as a result of the Applicable Regulations, then the Purchaser shall instead purchase from the Company, and the Company shall sell to the Purchaser in a private placement (the “Private Placement”), concurrently with the Initial Public Offering, the portion of the IPO Shares that is not included as an allotment in the Initial Public Offering at the IPO Price, with the result that the IPO Shares purchased in the Initial Public Offering and the IPO Shares purchased in the Private Placement shall, in the aggregate, equal the IPO Commitment. The “Company IPO Shares” shall be the number of shares of Common Stock (rounded down to the nearest whole share) having an aggregate IPO Price equal to the lesser of (i) ten percent (10%) of the total gross offering proceeds (prior to underwriter commissions and expenses) of the Initial Public Offering and (ii) $10,000,000. The “Purchaser IPO Shares” shall be the number of shares of Common Stock specified in the Purchaser Election Notice (defined below), provided that the Purchaser IPO Shares shall not be more than the Maximum Purchaser IPO Shares (defined below). The “Maximum Purchaser IPO Shares” shall be a number of shares of Common Stock (rounded down to the nearest whole share) having an aggregate IPO Price equal to ten percent (10%) of the total gross offering proceeds (prior to underwriter commissions and expenses) of the Initial Public Offering.

(b) Notwithstanding the foregoing, the Purchaser shall have no obligation to purchase any IPO Shares if, at the time of the IPO Closing for such shares, the Company is in default in any material respect, which has not been waived in writing by the Purchaser, under the Collaboration Agreement (which such default would permit the Purchaser or the applicable affiliate to terminate such agreement if not cured within applicable cure periods). In the event that the Purchaser is released from its obligation to purchase IPO Shares pursuant to the first sentence of this subsection (b) because of a default of the Company, which such default is then subject to a cure period, such obligation shall be suspended until the end of such cure period, at which time the obligation shall be reinstated (if such default has been cured within the applicable cure period, in which case the time periods set forth herein relating to the purchase and sale of such shares shall be extended by the period of such suspension) or terminated (if the default has not been timely cured).

(c) Notwithstanding the foregoing, the foregoing obligations of (i) the Purchaser to purchase IPO Shares in connection with the exercise of the Company’s Option and (ii) the Company to sell IPO Shares in connection with the Purchaser’s Option, shall terminate upon a Company Sale (as defined in the Investor Rights Agreement); and the foregoing obligation of the Company to sell IPO Shares in connection with the Purchaser’s Option shall terminate (if not already terminated pursuant to this Section 2.2(c)) on the date on which the Purchaser (together with its Affiliated Parties (as defined below)) holds fewer than 50% of the Shares acquired hereunder.

(d) At least ten (10) business days prior to the closing of the Initial Public Offering, the Company will provide written notice of such closing to the Purchaser (the “IPO Notice”), which such IPO Notice will (i) include estimates of the IPO Price, the Company IPO Shares and the Maximum Purchaser IPO Shares and (ii) indicate whether the Company is exercising the Company Option, specifying in each case the estimated number of shares available for sale in the Initial Public Offering and, if applicable, the estimated number of shares available for sale in the Private Placement. Prior to the sixth (6th) business day after receipt of the IPO Notice, if the Company has declined to exercise the Company Option, the Purchaser shall provide written notice to the Company (the “Purchaser Election Notice”) of whether it elects to exercise the Purchaser Option and, if so, the number of shares of Common Stock that will constitute the Purchaser IPO Shares, up to the Maximum Purchaser IPO Shares. If the Company declines to exercise the Company Option and the Purchaser does not deliver the Purchaser Election Notice prior to the sixth (6th) business day after its receipt of the IPO Notice, the IPO Shares will equal zero. Promptly following the determination of the IPO Price, the Company shall notify the Purchaser of the IPO Price and the number of IPO Shares, determined in accordance with this Section 2.2. The purchase and sale of the IPO Shares (both in the Initial Public Offering and, if applicable, the Private Placement) shall take place on the day of such closing of the Initial Public Offering, at such time and place as the Company and the Purchaser mutually agree upon orally or in writing (which time and place are hereby designated as the “IPO Closing”). At the IPO Closing, the Company shall deliver to the Purchaser a certificate representing the IPO Shares, against payment of the purchase price therefor by wire transfer.

(e) Notwithstanding the foregoing, in the event that any authorization, approval or permit of any governmental authority or regulatory body of the United States or of any other applicable jurisdiction is required in connection with the issuance of the IPO Shares at the IPO Closing, then the parties hereto shall use commercially reasonable efforts to promptly obtain such authorizations, approvals and permits, and the IPO Closing shall take place within three (3) business days after all such authorizations, approvals and permits have been obtained.

3. Representations of the Company. Except as disclosed by the Company in a written Disclosure Schedule provided by the Company to the Purchaser dated the date hereof (the “Disclosure Schedule”), the Company hereby represents and warrants to the Purchaser that the statements contained in this Section 3 are complete and accurate as of the date of this Agreement. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 3, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 3 only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and all other agreements required to be executed by the Company at or prior to the Closing pursuant to Section 2.1 (the “Ancillary Agreements”) and to carry out the transactions contemplated by this Agreement and the Ancillary Agreements. The Company is duly qualified to do business as a foreign corporation and is in good standing in the Commonwealth of Massachusetts and in every other jurisdiction in which the failure so to qualify would have a material adverse effect on the business, prospects, assets or condition (financial or otherwise) of the Company (a “Company Material Adverse Effect”). The Company has furnished to the Purchaser complete and accurate copies of its Certificate of Incorporation and By-laws, each as amended to date and presently in effect. The Company has at all times complied with all provisions of its Certificate of Incorporation and By-laws and is not in default under, or in violation of, any such provision.

3.2 Subsidiaries, Etc. The Company has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise.

3.3 Capitalization.

(a) The authorized capital stock of the Company (immediately prior to the Closing) consists of (i) 58,000,000 shares of Common Stock, of which 9,057,995 shares are issued and outstanding and no shares are held in the treasury of the Company, and (ii) 38,379,440 shares of Preferred Stock, $0.001 par value per share, of which (A) 33,188,889 shares have been designated as Series A Convertible Preferred Stock, all of which are issued and outstanding, and (B) 5,190,551 shares have been designated as Series B Preferred, none of which are issued or outstanding.

(b) The Disclosure Schedule includes a complete and accurate list, as of the date of this Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Stock) the number of shares of Common Stock (if any) into which such shares are convertible, both immediately prior to and immediately following the Closing. The Disclosure Schedule also indicates all outstanding shares of Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(c) The Disclosure Schedule includes a complete and accurate list, as of the date of this Agreement of: (i) all stock option plans and other stock or equity-related plans of the Company (the “Company Stock Plans”), indicating for each Company Stock Plan the number of shares of Common Stock issued to date under such Plan, the number of shares subject to outstanding options under such Plan and the number of shares reserved for future issuance under such Plan; (ii) all holders of outstanding options to purchase shares of Common Stock (“Company Stock Options”), indicating with respect to each Company Stock Option the Company Stock Plan under which it was granted, the number of shares of Common Stock subject to such Company Stock Option, the exercise price, the date of grant and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all holders of warrants or other rights (other than Company Stock Options and convertible preferred stock) to purchase or acquire shares of capital stock of the Company (“Company Warrants”), indicating with respect to each Company Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Company Warrant, the exercise price, the date of issuance and the expiration date thereof. The Company has furnished to the Purchaser complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Company Stock Options and all Company Warrants. All of the shares of capital stock of the Company subject to Company Stock Options and Company Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.

(d) Except as set forth in this Section 3.3 or the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(e) Except for the Ancillary Agreements, there is no agreement, written or oral, between the Company and any holders of its securities, or, to the best of the Company’s knowledge, among any holder of its securities, relating to the sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Act or voting, of the capital stock of the Company.

3.4 Issuance of Shares. The issuance, sale and delivery of the Shares in accordance with this Agreement, and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Shares of Series B Preferred, have been, or will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of the Company, and all such shares have been duly reserved for issuance. The Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the shares of Common Stock issuable upon conversion of the Shares of Series B Preferred, when issued upon such conversion, will be duly and validly issued, fully paid and nonassessable, and free of restrictions on transfer other than restrictions imposed or created under this Agreement or the Ancillary Agreements, by applicable law, or by the Purchaser.

3.5 Authority for Agreement; No Conflict. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement has been, and the Ancillary Agreements when executed at the Closing will be, duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies. The execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance with their respective provisions by the Company will not (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company is a party or by which the Company is bound or to which its assets are subject, other than any of the foregoing events listed in this clause (b) which do not and will not, individually or in the aggregate, have a Company Material Adverse Effect, (c) result in the imposition of any Security Interest upon any assets of the Company or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

3.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a “Governmental Entity”) is required on the part of the Company in connection with the offer, issuance, sale and delivery of the Shares, the issuance and delivery of the shares of Common Stock issuable upon conversion of the Shares of Series B Preferred or the other transactions to be consummated at the Closing, as contemplated by this Agreement and the Ancillary Agreements, except such filings as shall have been made prior to and shall be effective on and as of the Closing and such filings required to be made after the Closing under applicable federal and state securities laws, all of which filings are specified in the Disclosure Schedule. Based on the representations made by the Purchaser in Section 4 of this Agreement, the offer and sale of the Shares to the Purchaser will be in compliance with applicable federal and state securities laws.

3.7 Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the best of the Company’s knowledge, any basis therefor or threat thereof, against the Company or any of the Founders, which questions the validity of this Agreement, the Ancillary Agreements or the right of the Company or any of the Founders to enter into any such agreements, or which might result, either individually or in the aggregate, in a Company Material Adverse Effect. There is no litigation pending, or, to the best of the Company’s knowledge, any basis therefor or threat thereof, against the Company, any of the Founders, or any of its employees by reason of the past employment relationships of any of the Founders or employees, the proposed activities of the Company, or negotiations by the Company with possible investors in the Company. The Company is not subject to any outstanding judgment, order or decree.

3.8 Material Liabilities. The Company has delivered to the Purchaser its unaudited financial statements as of and for the year-ended December 31, 2009 (the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred after December 31, 2009 in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

3.9 Absence of Changes. Since December 31, 2009, there has been no event or development that, individually or in the aggregate, has had, or could reasonably be expected to result in, a Company Material Adverse Effect.

3.10 Taxes.

(a) For purposes of this Agreement: (i) “Tax” or “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any other Governmental Entity, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof; and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes and any amendment thereof.

(b) The Company has timely filed or obtained presently effective extensions with respect to all Tax Returns that are or were required to be filed by it, such Tax Returns are complete and accurate in all material respects and all Taxes shown thereon to be due have been timely paid. All Taxes that the Company is or was required by law to have withheld or collected have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity. The Tax Returns of the Company have not been audited by any Governmental Entity, and no controversy with respect to Taxes is pending or, to the best of the Company’s knowledge, threatened. Neither the Company nor any of its stockholders has ever filed an election pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended (the “Code”), that the Company be taxed as an S corporation.

(c) The Company is not now and has never been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the Treasury Regulations thereunder.

3.11 Property and Assets. The Company has good title to, or a valid leasehold interest in, all of its material properties and assets, and none of such properties or assets is subject to any Security Interest other than those the material terms of which are described in the Disclosure Schedule.

3.12 Intellectual Property.

(a) The Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company.

(b) The Company owns, has or expects to be able to obtain on commercially reasonable terms the right to use all Intellectual Property sufficient for its business as currently conducted. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property (as defined below), and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in the Disclosure Schedule), and, to the best of the Company’s knowledge, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. Each employee has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted. Each consultant has assigned to the Company all intellectual property rights he or she has developed, solely or jointly with others, in connection with his or her work for the Company.

(c) The Disclosure Schedule identifies each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property. Except as described in the Disclosure Schedule, the Company has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Company Intellectual Property.

(d) The Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” or “click through” licenses).

(e) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Intellectual Property” shall mean all: (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (B) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (C) copyrights and registrations and applications for registration thereof; (D) mask works and registrations and applications for registration thereof; (E) computer software, data and documentation; (F) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (G) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (H) copies and tangible embodiments thereof.

(ii) “Company Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Company.

3.13 Material Contracts and Obligations. The Disclosure Schedule sets forth a list of all material agreements or commitments of any nature (whether written or oral) to which the Company is a party or by which it is bound, including without limitation (a) any agreement which requires future expenditures by the Company in excess of $15,000 or which might result in payments to the Company in excess of $15,000, (b) any employment or consulting agreement, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase or similar plan or arrangement, (c) any distributor, sales representative or similar agreement, (d) any agreement with any current or former stockholder, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, (e) any agreement under which the Company is restricted from carrying on any business anywhere in the world, (f) any agreement relating to indebtedness for borrowed money, (g) any agreement for the disposition of a material portion of the Company’s assets (other than for the sale of inventory in the ordinary course of business), (h) any agreement for the acquisition of the business or securities or other ownership interests of another party or (i) any other agreement that is material to the operations, business or finances of the Company. The Company has delivered to the Purchaser copies of the foregoing agreements (or an accurate summary of any oral agreement). All of such agreements and contracts are valid, binding and in full force and effect. Neither the Company, nor, to the best of the Company’s knowledge, any other party thereto, is in default of any of its obligations under any of the agreements or contracts listed in the Disclosure Schedule, in a manner which could have a Company Material Adverse Effect.

3.14 Compliance. The Company has, in all material respects, complied with all laws, regulations and orders applicable to its present and proposed business and has all material permits and licenses required thereby. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it is bound, or, to the best of the Company’s knowledge, of any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company, which materially adversely affects or, so far as the Company may now foresee, in the future is reasonably likely to result in or have a Company Material Adverse Effect. To the best of the Company’s knowledge, none of the Founders nor any other employee of the Company is in violation of any term of any contract or covenant (either with the Company or with another entity) relating to employment, patents, assignment of inventions, proprietary information disclosure, non-competition or non-solicitation.

3.15 Employees.

(a) All current and former employees of the Company who have or have had access to confidential or proprietary information of the Company have executed and delivered Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreements in the form of Exhibit E and all of such agreements are in full force and effect. All current and former consultants of the Company that have performed development work or provided technical services to the Company or have otherwise had access to confidential or proprietary information of the Company have executed and delivered non-disclosure and assignment of inventions agreements, copies of which have been delivered to the Purchaser, and all of such agreements are in full force and effect.

(b) The Company is not aware that any employee of the Company has plans to terminate his or her employment relationship with the Company. All employees of the Company are engaged by the Company on a full time basis. The Company has complied in all material respects with all applicable laws relating to wages, hours, equal opportunity, collective bargaining, workers’ compensation insurance and the payment of social security and other Taxes.

None of the employees of the Company is represented by any labor union, and there is no labor strike or other labor trouble pending with respect to the Company (including, without limitation, any organizational drive) or, to the best of the Company’s knowledge, threatened. The Disclosure Schedule sets forth a list of all agreements between any Founder or officer of the Company and a previous employer of such person that contains non-competition or non-solicitation covenants and sets forth the annual salary and any bonus arrangements of each Founder and each other employee of the Company. The Company has delivered copies of such agreements to the Purchaser. No employee of the Company is obligated under any contract or subject to any judgment, decree or administrative order that would conflict or interfere with (i) the performance of the employee’s duties as an employee, director or officer of the Company, or (ii) the Company’s business as conducted or proposed to be conducted.

(c) The Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(d) The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the Company’s board minutes.

3.16 Books and Records. The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of its stockholders and its Board of Directors and committees thereof. The stock ledger of the Company is complete and accurate and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.

3.17 Insurance. The Disclosure Schedule contains an accurate summary of the insurance policies currently maintained by the Company. There are currently no claims pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the Company’s policies have been paid to date. To the Company’s knowledge, there is no threatened termination of any such policies.

3.18 Disclosures. Neither this Agreement nor any Exhibit hereto, nor any Ancillary Agreement nor any report, certificate or instrument furnished by the Company to the Purchaser or its counsel in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

4. Representations of the Purchaser. The Purchaser represents and warrants to the Company as follows:

4.1 Investment. The Purchaser is acquiring the Shares, and the shares of Common Stock into which the Shares may be converted, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the Exhibits hereto, the Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

4.2 Accredited Investor. The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

4.3 Authority. The Purchaser has full power and authority to enter into and to perform this Agreement and the Ancillary Agreements in accordance with their terms. The Purchaser has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

4.4 Experience. The Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement and has made detailed inquiry concerning the Company, its business and its personnel; the officers of the Company have made available to the Purchaser any and all written information which it has requested and have answered to the Purchaser’s satisfaction all inquiries made by the Purchaser; and the Purchaser has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company and the Purchaser is able financially to bear the risks thereof.

5. Transfer of Shares.

5.1 Restricted Shares. “Restricted Shares” means (a) the Shares, (b) the shares of Common Stock issued or issuable upon conversion of the Shares, (c) any shares of capital stock of the Company acquired by the Purchaser pursuant to the Investor Rights Agreement or Co-Sale Agreement, (d) the IPO Shares, if issued in a Private Placement, and (e) any other shares of capital stock of the Company issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalizations or similar events); provided, however, that shares of Common Stock which are Restricted Shares shall cease to be Restricted Shares (x) upon any sale pursuant to a registration statement under the Securities Act, Section 4(1) of the Securities Act or Rule 144 under the Securities Act or (y) at such time as (i) a period of at least one year, as determined in accordance with paragraph (d) of Rule 144 under the Securities Act, has elapsed since the later of the date the Restricted Shares were acquired from the Company or an affiliate of the Company, and (ii) they become eligible for sale under Rule 144(b)(1)(i) under the Securities Act.

5.2 Requirements for Transfer.

(a) Restricted Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

(b) Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by the Purchaser to an Affiliated Party (as such term is defined below) of the Purchaser, or (ii) a transfer made in accordance with Rule 144 under the Securities Act. For purposes of this Agreement “Affiliated Party” shall mean, with respect to the Purchaser and any person or entity which, directly or indirectly, controls, is controlled by or is under common control with the Purchaser, including, without limitation, any general partner, officer or director of the Purchaser.

5.3 Legend. Each certificate representing Restricted Shares shall bear a legend substantially in the following form:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

The foregoing legend shall be removed from the certificates representing any Restricted Shares, at the request of the holder thereof, at such time as (a) a period of at least one year, as determined in accordance with paragraph (d) of Rule 144 under the Securities Act, has elapsed since the later of the date the Restricted Shares were acquired from the Company or an affiliate of the Company, and (b) the Restricted Shares become eligible for resale pursuant to Rule 144(b)(1)(i) under the Securities Act.

5.4 Rule 144A Information. The Company shall, at all times during which it is neither subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, upon the written request of the Purchaser, provide in writing to the Purchaser and to any prospective transferee of any Restricted Shares of the Purchaser the information concerning the Company described in Rule 144A(d)(4) under the Securities Act (“Rule 144A Information”). The Company also shall, upon the written request of the Purchaser, cooperate with and assist the Purchaser or any member of NASDAQ’s PORTAL system in applying to designate and thereafter maintain the eligibility of the Restricted Shares for trading through PORTAL. The Company’s obligations under this Section 5.4 shall at all times be contingent upon receipt from the prospective transferee of Restricted Shares of a written agreement to take all reasonable precautions to safeguard the Rule 144A Information from disclosure to anyone other than persons who will assist such transferee in evaluating the purchase of any Restricted Shares.

6. Miscellaneous.

6.1 Successors and Assigns. This Agreement, and the rights and obligations of the Purchaser hereunder, may be assigned by the Purchaser to (a) any person or entity to which Shares are transferred by the Purchaser, or (b) to any affiliate, partner, member, stockholder or subsidiary of the Purchaser, and, in each case, such transferee shall be deemed the “Purchaser” for purposes of this Agreement; provided that each such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement. Notwithstanding the foregoing, the Purchaser may not assign (other than to Affiliated Parties) its rights or obligations under Section 2.2. The Company may not assign its rights under this Agreement.

6.2 Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby for a period of one year following the Closing, except for the representations set forth in Section 3.10, which shall survive until the expiration of the applicable statute of limitations, and in Sections 3.1, 3.3, 3.4 and 3.5, which shall survive in perpetuity.

6.3 Expenses. The Company and the Purchaser shall each bear their own expenses in connection with the preparation of this Agreement and the other agreements contemplated hereby and the closing of the transactions contemplated hereby.

6.4 Brokers. The Company and the Purchaser (a) represents and warrants to the other parties hereto that it has not retained a finder or broker in connection with the transactions contemplated by this Agreement, and (b) will indemnify and save the other parties harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders’ fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by such indemnifying party.

6.5 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

6.6 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Purchaser shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

6.7 Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware, as to matters within the scope thereof, and the internal laws of the Commonwealth of Massachusetts (without reference to the conflicts of law provisions thereof), as to all other matters.

6.8 Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (b) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company, at 38 Sidney Street, 2nd Floor, Cambridge, Massachusetts 02139, Attention: President, or at such other address as may have been furnished in writing by the Company to the other parties hereto, with a copy to Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, NY 10022, Attention: Steven D. Singer, Esq.; or

If to the Purchaser, at the address set forth below its signature to this Agreement, or at such other address as may have been furnished in writing by the Purchaser to the other parties hereto.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

6.9 Complete Agreement. This Agreement (including its Exhibits) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter including, without limitation, the term sheet dated January 30, 2010.

6.10 Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Purchaser. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.11 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

6.12 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

6.13 Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

[Remainder of Page Intentionally Left Blank]

Executed as of the date first written above.

COMPANY:

AGIOS PHARMACEUTICALS, INC.

By:	/s/ David Schenkein

	Name:	David Schenkein
	Title:	Chief Executive Officer

Series B Convertible Preferred Stock Purchase Agreement

Executed as of the date first written above.

PURCHASER:
CELGENE CORPORATION
By:	/s/ Sol J. Barer

	Name:	Sol J. Barer
	Title:	Chair/CEO
Address:		86 Morris Avenue
Summit, NJ 07901
Attention: George S. Golumbeski
Telephone: (908) 673-9043
Facsimile: (908) 673-2769

With a copy to:
Celgene Corporation
86 Morris Avenue
Summit, NJ 07901
Attention: Legal Department
Telephone: (908) 673-9000
Facsimile: (908) 673-2771

Series B Convertible Preferred Stock Purchase Agreement